Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Contango Ore, Inc., of our report dated August 31, 2022, relating to the consolidated financial statements of Contango Ore, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2022, filed with the Securities and Exchange Commission.
/s/ Moss Adams LLP
Houston, Texas
November 15, 2022